EXHIBIT 4.7

                      ADDENDUM TO CONVERTIBLE DEBENTURE AND
                        WARRANT TO PURCHASE COMMON STOCK

This Addendum to Convertible Debenture and Warrant to Purchase Common Stock ("Addendum") is entered into as of the 10 day of December 2004 by and between American Ammunition, Inc., a California corporation ("AAMI"), and La Jolla Cove Investors, Inc., a California corporation ("LJCI").

WHEREAS, LJCI and AAMI are parties to that certain 8% Convertible Debenture dated as of October 4, 2002 ("Debenture"); and

WHEREAS, LJCI and AAMI are parties to that certain Warrant to Purchase Common Stock dated as of October 4, 2002 ("Warrant"); and

WHEREAS, the parties desire to amend the Debenture and Warrant in certain respects.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, AAMI and LJCI agree as follows:


1. All terms used herein and not otherwise defined herein shall have the definitions set forth in the Debenture.


2. Within 5 business days of the date hereof, AAMI shall deposit 1,500,000 registered shares of AAMI Common Stock with Donald F. Mintmire ("Escrow Agent"). Upon receipt of confirmation from the Escrow Agent that the shares have been delivered to the Escrow Agent, LJCI shall immediately: (a) submit a $10,000 Debenture conversion to AAMI, and (b) wire AAMI $100,000 as a prepayment towards the exercise of Warrant Shares under the Warrant. The Conversion and Exercise Price for such shares shall be 76% of the net sales proceeds from LJCI's sale of the shares. Once all of the shares have been sold by LJCI, LJCI shall pay AAMI 76% of the net sales proceeds from the sale of the shares less $100,000.


3. Within 5 business days of the date hereof, AAMI shall retain the law firm of Sichenzia Ross Friedman Ference LLP and shall immediately begin the work necessary to prepare and file a registration statement with the Securities and Exchange Commission ("SEC") to register a sufficient number of AAMI Common Shares for the benefit of LJCI. Upon receipt of confirmation that:
     (a) the registration statement containing Common Shares for LJCI has been declared effective by the SEC, and (b) sufficient registered shares of AAMI Common Stock have been delivered to the Escrow Agent, LJCI shall immediately: (i) submit a $10,000 Debenture conversion to AAMI, and shall submit three additional $10,000 Debenture conversions to AAMI every ten business days thereafter, and (ii) wire $400,000 to AAMI as a prepayment towards the exercise of Warrant Shares under the Warrant. The Conversion Price for such shares shall be the lesser of $1.00 or 76% of the average of the Volume Weighted Average Prices for the 5 Trading Days immediately prior to the conversion notice. The number of shares of AAMI


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     Common Stock to be  delivered to the Escrow Agent under this section  shall be equal to $440,000 divided by 76% of the Volume Weighted Average Price of AAMI Common Stock on the day the registration statement is declared effective by the SEC, multiplied by 150%.


4. Immediately upon AAMI depositing the required AAMI Common Stock with the Escrow Agent under section 2 above and retaining the law firm of Sichenzia Ross Friedman Ference LLP to begin work on the registration statement as set forth in section 3 above, LJCI shall dismiss, without prejudice, the lawsuit entitled "La Jolla Cove Investors, Inc. vs. American Ammunition, Inc." filed in San Diego Superior Court as case number GIC836693.


5. A. Immediately after LJCI has sold all of the AAMI Common Stock received from the Debenture conversions and Warrant exercise prepayment set forth in section 3 above, and on the first business day of each of the following months (after LJCI has sold all of the AAMI Common Stock received for the previous months conversion) until the Debenture is paid off, AAMI shall deposit with the Escrow Agent an amount of AAMI Common Stock equal to $275,000 divided by 76% of the Volume Weighted Average Price ("VWAP") of AAMI Common Stock for the prior Trading Day, multiplied by 150%. Upon receipt of confirmation from the Escrow Agent that the shares have been delivered to the Escrow Agent, LJCI shall immediately wire AAMI $250,000 as a prepayment towards the exercise of Warrant Shares under the Warrant for the month.


     B. On the first business day of each of the first four weeks of the month, LJCI shall submit a $6,250 Debenture conversion and the Escrow Agent shall immediately deliver to LJCI an amount of AAMI Common Stock equal to $68,750 divided by 76% of the average of the AAMI Common Stock VWAPs for the 5 prior Trading Days.


     C. Any excess AAMI Common Stock remaining with the Escrow Agent at the end of the month shall be held by the Escrow Agent and credited towards the number of shares that AAMI is to deliver for the following month. If, at any time, there is a shortage of AAMI Common Stock with the Escrow Agent to maintain the appropriate margin, AAMI shall immediately deliver the appropriate number of shares of AAMI Common Stock to the Escrow Agent. Any remaining shares at maturity will be returned to AAMI.


     D. The provisions of this section 4 shall be deemed to satisfy the requirement for minimum Debenture conversions and Warrant exercises by LJCI contained in the letter agreement between the parties dated October 4, 2002. The mechanism set forth in this section 4 shall continue until the Debenture principal balance has been reduced to zero.



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5.   Within five  business days of the date hereof,  AAMI shall  deliver  47,290 registered shares of AAMI Common Stock to LJCI, which represents the shortfall in the delivery of shares by AAMI for prior Debenture conversions and Warrant exercises submitted by LJCI.


6. LJCI hereby waives all unpaid interest that has accrued on the Debenture to the date hereof and all penalties that accrue for the Registration
     Statement not being effective to the date that the next Registration Statement is declared effective, provided that the terms of this Addendum are complied with.


7. LJCI shall account for no more than 15% of the daily volume of AAMI's Common Stock in its sale of AAMI Common Stock, unless it receives written approval from AAMI to sell more.


8. The Maturity Date of the Debenture and the Expiration Date of the Warrant is hereby extended to June 31, 2006.


9. Except as specifically amended herein, all other terms and conditions of the Debenture and Warrant shall remain in full force and effect.

IN WINESS WHEREOF, AAMI and LJCI have caused this Addendum to be signed by its duly authorized officers on the date first set forth above.

American Ammunition, Inc.                       La Jolla Cove Investors, Inc.

By: /s/ Andres F. Fernandez                     By: /s/ Travis W. Huff
-------------------------------                 ------------------------------

Name:Andres F. Fernandez                        Name: Travis W. Huff
-------------------------------                 ------------------------------

Title: President                                Title: Vice President
-------------------------------                 ------------------------------


I agree to act as escrow agent hereunder, in accordance with the terms hereof.

/z/Donald F. Mintmire
--------------------------------
Donald F. Mintmire

Dated: December 10 2004
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